As filed with the Securities and Exchange Commission on June 28, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-3728359
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Glenpointe Centre West 500 Frank W. Burr Blvd. Teaneck, New Jersey	07666
(Address of Principal Executive Offices)	(Zip Code)

Cognizant Technology Solutions Corporation

Amended and Restated 1999 Incentive Compensation Plan

(Full Title of the Plan)

Gordon Coburn Chief Financial and Operating Officer Glenpointe Centre West 500 Frank W. Burr Blvd. Teaneck, New Jersey 07666	Copies to: Steven E. Schwartz Vice President and General Counsel Glenpointe Centre West 500 Frank W. Burr Blvd. Teaneck, New Jersey 07666 (201) 801-0233
(Name and Address of Agent For Service)
(201) 801-0233
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $0.01 par value per share	3,500,000 shares	(2)	$75.41(3)	$263,935,000	$8,102.80
Class A Common Stock, $0.01 par value per share	761,580 shares	(4)	(4)	(4)	(4)

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	This Registration Statement registers 3,500,000 additional shares of Class A Common Stock relating to the Cognizant Technology Solutions Corporation Amended and Restated 1999 Incentive Compensation Plan (the “1999 Plan”). Shares of stock issuable under the 1999 Plan were registered under Registration Statements No. 333-86909, 333-43402, 333-68772 and 333-127308.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Class A Common Stock as reported on the NASDAQ Global Select Market on June 26, 2007.
(4)	This Registration Statement also registers 761,580 shares of Class A Common Stock, which were transferred from the Amended and Restated Cognizant Technology Solutions Key Employees’ Stock Option Plan (“Key Employees’ Plan”) to the 1999 Plan, which shares were registered on Form S-8 Registration Statement No. 333-59439 (the “1998 Registration Statement”) and not sold under the Key Employees’ Plan. The stockholders of Cognizant Technology Solutions Corporation (the “Registrant”) approved this transfer at the 2006 Annual Meeting of Stockholders and, as of the date of the 2006 Annual Meeting, the number of shares issuable under the Key Employees’ Plan was reduced by 761,580 shares, and, as a result, no further grants have been made under the Key Employees’ Plan. Simultaneous with the filing of this Registration Statement, the Registrant is filing a post-effective amendment to the 1998 Registration Statement to deregister the 761,580 shares of Class A Common Stock. The Registrant intends that the filing fee of $1,241.93 previously paid to register 698,750 shares (on a pre-stock split basis) under the 1998 Registration Statement be applied to the registration of the 761,580 shares of Class A Common Stock transferred under this Registration Statement. A two-for-one stock split occurred on June 17, 2004 and all share numbers in this Form S-8 reflect such stock split and all prior stock splits.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Cognizant Technology Solutions Corporation, a Delaware corporation (the “Registrant”), pursuant to General Instruction E to Form S-8 and Telephone Interpretations G89 and G90 of the Division of Corporation Finance Manual of Publicly Available Telephone Interpretations, dated July 1997 (collectively, the “Commission Advice”), in order to (i) register 3,500,000 shares of Class A Common Stock, $0.01 par value, of the Registrant (the “Common Stock”) reserved for issuance under the Amended and Restated 1999 Incentive Compensation Plan (the “1999 Plan”), and (ii) transfer 761,580 shares of Common Stock from the Registrant’s Amended and Restated Cognizant Technology Solutions Key Employees’ Stock Option Plan, which shares were registered on Form S-8 Registration Statement No. 333-59439 (the “1998 Registration Statement”), to the 1999 Plan. In accordance with the Commission Advice, simultaneous with the filing of this Registration Statement, the Registrant is filing a post-effective amendment to the 1998 Registration Statement to deregister 761,580 shares of Common Stock. In accordance with the Commission Advice, and by its terms, this Registration Statement registers under the 1999 Plan 761,580 shares of Common Stock. In addition, simultaneously, and in accordance with the Commission Advice, the Registrant intends that the filing fee of $1,241.93 previously paid to register 698,750 shares (pre-stock split) under the 1998 Registration Statement be applied to the registration of the 761,580 shares of Common Stock under this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(a) The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2006 filed pursuant to Section 13(a) or 15(d) of the Exchange Act on February 16, 2007.

(b) The Registrant’s proxy statement on Schedule 14A filed pursuant to Section 14(a) of the Exchange Act on April 27, 2007.

(c) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed pursuant to Section 13(a) or 15(d) of the Exchange Act on May 10, 2007.

(d) The Registrant’s Current Report on Form 8-K filed pursuant to Section 13(a) or 15(d) of the Exchange Act on June 8, 2007.

(e) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(f) The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed under the Exchange Act on June 9, 1998, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Morgan, Lewis & Bockius LLP has opined as to the legality of the securities being offered by this Registration Statement. A partner of Morgan, Lewis & Bockius LLP beneficially owns 49 shares of Common Stock and options to purchase 10,000 shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

The Registrant’s Amended and Restated By-laws provide that the Registrant shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person (a “Covered Person”) made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Registrant. Notwithstanding the preceding sentence, except as specifically provided in the Registrant’s Amended and Restated By-laws, the Registrant shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Registrant. The Registrant shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under the Registrant’s Amended and Restated By-laws or otherwise. The Registrant may indemnify, to the full extent permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under Registrant’s Amended and Restated By-laws is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Registrant, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Registrant shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law. The indemnification provided in the Registrant’s Amended and Restated By-laws shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Registrant has executed indemnification agreements with each of its officers and directors pursuant to which the Registrant has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of the Registrant.

Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director’s fiduciary duty of care. This Section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, or from any transaction in which the director derived an improper personal benefit. This Section also will have no effect on claims arising under the federal securities laws. The Registrant’s Restated Certificate of Incorporation provides that a director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Registrant and its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit.

The Registrant has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of the Registrant (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Index to Exhibits immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

1. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Teaneck, New Jersey on this 28th day of June, 2007.

COGNIZANT TECHNOLOGY
SOLUTIONS CORPORATION

By:	/s/ Gordon Coburn
Name:	Gordon Coburn
Title:	Chief Financial and Operating Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Cognizant Technology Solutions Corporation (the “Registrant”), hereby severally constitute and appoint Francisco D’Souza and Gordon Coburn, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Francisco D’Souza	President, Chief Executive Officer and Director (Principal Executive Officer)	June 28, 2007
Francisco D’Souza

/s/ Gordon Coburn	Chief Financial and Operating Officer (Principal Financial and Accounting Officer)	June 28, 2007
Gordon Coburn

/s/ John E. Klein	Chairman of the Board and Director	June 28, 2007
John E. Klein

/s/ Lakshmi Narayanan	Vice Chairman and Director	June 28, 2007
Lakshmi Narayanan

/s/ Robert W. Howe	Director	June 28, 2007
Robert W. Howe

/s/ Robert E. Weissman	Director	June 28, 2007
Robert E. Weissman

/s/ Thomas M. Wendel	Director	June 28, 2007
Thomas M. Wendel

INDEX TO EXHIBITS

Number	Description
5.1	Opinion of Morgan, Lewis & Bockius LLP, counsel to the Registrant.

10.1	Cognizant Technology Solutions Corporation Amended and Restated 1999 Incentive Compensation Plan (As Amended and Restated Through April 26, 2007) (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed June 8, 2007).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24.1	Power of attorney (included on the signature pages of this Registration Statement).